EXHIBIT 99.1

  Emclaire Financial Corp. Announces Second Quarter and Year to Date
                             2004 Earnings

    EMLENTON, Pa.--(BUSINESS WIRE)--Aug. 12, 2004--Emclaire Financial Corp. (OTCBB:EMCF), the parent holding company of the Farmers National Bank of Emlenton, reported consolidated net income of $523,000 or $0.41 per share for the three months ended June 30, 2004. Net income for the quarterly period decreased $102,000 or 16.3%, as compared to net income of $625,000 or $0.47 per share for the quarter ended June 30, 2003. The Corporation's annualized return on average assets and equity were 0.79% and 9.30%, respectively, for the three months ended June 30, 2004, versus 1.00% and 10.69%, respectively, for the same period in the prior year.
    Net income for the six-month period ended June 30, 2004 was $1.1 million or $0.86 per share versus $1.2 million or $0.88 per share for the same period in the prior year. This $81,000 or 6.9% decrease in earnings resulted in an annualized return on average assets and equity of 0.83% and 9.57%, respectively, for the current year to date period.
    The decrease in the Corporation's operating results for the quarterly and year to date periods can be attributed to increased noninterest expenses and a decrease in net interest income. The decrease in net interest income has been experienced throughout the industry as a result of the historically low interest rate environment. Management continues to modify our strategy in preparation for rate hikes and is confident that we will benefit from the increase in interest rates.
    During the first half of 2004, total assets increased $4.7 million or 1.8% to $267.2 million from $262.5 million. Investment securities and cash equivalents increased $5.7 million and $4.5 million, respectively, between year-end 2003 and June 30, 2004, while customer deposits increased $10.5 million or 4.8% during the period to $227.6 million at June 30, 2004. Loans receivable and borrowed funds decreased $6.2 million and $5.7 million, respectively, to $184.3 million and $15.0 million, respectively, at June 30, 2004. The Corporation remains well capitalized and is positioned for continued growth with total stockholders' equity at June 30, 2004 of $22.6 million or approximately 8.4% of total assets.
    Average interest earning assets increased $15.9 million or 7.0% to $244.5 million for the six months ended June 30, 2004, compared to $228.6 million for the same period in the prior year. Contributing to the increase in average earning assets were increases in average loans receivable and securities during the first half of 2004 versus the same period last year. This increase can be attributed to the loan growth experienced in 2003 as a result of steady market demand, particularly with consumer home equity and commercial loan products. Security portfolio growth has been experienced as management seeks to deploy funds, generated by deposit growth that outpaces loan demand, into safe, sound marketable securities where optimal yields can be realized in the current interest rate environment. During the first half of 2004, the yield on interest earning assets decreased 60 basis points to 5.83% for 2004 versus 6.43% for the same period in 2003.
    Increased customer deposits funded loan and security portfolio growth as average deposits increased $12.6 million or 6.0% to $222.0 million for the six months ended June 30, 2004 versus $209.4 million for the same period in the prior year. The Corporation's cost of funds decreased 10 basis points to 2.12% for the first six months of 2004 versus 2.22% for the same period in 2003.
    Also contributing to the decrease in earnings for the quarterly and year to date periods were increases in premises and equipment expense and other noninterest expense. During the first six months of 2004 versus the same period in 2003, the Corporation realized increased depreciation expenses as a result of the completion of the renovation of the main office headquarters and the installation of a new mainframe and imaging system. Other noninterest expenses that contributed to the variance were increases in telephone and marketing expenses. Offsetting these increased expenses were increases in customer service fees and gains on the sale of securities.

    Emclaire Financial Corp. is the parent company of The Farmers National Bank of Emlenton, an independent, nationally chartered, FDIC-insured community bank headquartered in Emlenton, Pennsylvania, operating ten full service offices in Venango, Butler, Clarion, Clearfield, Elk and Jefferson counties, Pennsylvania. The Corporation's common stock is quoted on and traded through the OTC Electronic Bulletin Board under the symbol "EMCF". For more information, visit the Corporation's website at www.emclairefinancial.com.

    This news release may contain forward-looking statements as defined in the Private Securities Litigation Reform Act of 1995. Such forward-looking statements are subject to risk and uncertainties which could cause actual results to differ materially from those currently anticipated due to a number of factors. Such factors include, but are not limited to, changes in interest rates which could effect net interest margins and net interest income, the possibility that increased demand or prices for the Corporation's financial services and products may not occur, changing economic and competitive conditions, technological and regulatory developments, and other risks and uncertainties, including those detailed in the Corporation's filings with the Securities and Exchange Commission. The Corporation does not undertake, and specifically disclaims any obligation to update any forward-looking statements to reflect occurrences or unanticipated events or circumstances after the date of such statements.


               EMCLAIRE FINANCIAL CORP. AND SUBSIDIARY
                         Financial Highlights
     (Unaudited - Dollar amounts in thousands, except share data)

CONSOLIDATED OPERATING RESULTS DATA:

                                Three month period   Six month period
                                  ended June 30,      ended June 30,
                                 2004      2003      2004      2003
                                --------  --------  --------  --------

 Interest income                $ 3,418   $ 3,539   $ 6,881   $ 7,084
 Interest expense                 1,259     1,207     2,511     2,424
                                 -------   -------   -------   -------
    Net interest income           2,159     2,332     4,370     4,660
 Provision for loan losses           20        75        75       150
 Noninterest income                 521       469     1,002       852
 Noninterest expense              2,008     1,898     3,958     3,817
                                 -------   -------   -------   -------
    Net income before provision
     for income taxes               652       828     1,339     1,545
 Provision for income taxes         129       203       252       377
                                 -------   -------   -------   -------
 Net income                     $   523   $   625   $ 1,087   $ 1,168
                                 =======   =======   =======   =======

 Net income per share           $  0.41   $  0.47   $  0.86   $  0.88
 Dividends per share            $  0.23   $  0.21   $  0.46   $  0.42

 Return on annualized
  average assets                  0.79%     1.00%     0.83%     0.96%
 Return on annualized
  average equity                  9.30%    10.69%     9.57%    10.16%
 Yield on average
  interest-earning assets         5.76%     6.26%     5.83%     6.43%
 Cost of average
  interest-bearing liabilities    2.51%     2.57%     2.52%     2.63%
 Net interest margin              3.70%     4.19%     3.77%     4.29%


CONSOLIDATED FINANCIAL CONDITION DATA:

                                                As of         As of
                                              6/30/2004    12/31/2003
                                             -----------   -----------

 Total assets                                $  267,234    $  262,512
 Cash and equivalents                            12,202         7,703
 Securities                                      54,887        49,162
 Loans                                          184,298       190,482
 Deposits                                       227,604       217,110
 Borrowed funds                                  15,000        20,700
 Stockholders' equity                            22,559        22,655

 Book value per share                        $    17.79    $    17.87

 Net loans to deposits                           80.97%        87.74%
 Allowance for loan losses to total loans         0.97%         0.92%
 Earning assets to total assets                  93.75%        94.02%
 Stockholders' equity to total assets             8.44%         8.63%
 Shares common stock outstanding              1,267,835     1,267,835


    CONTACT: Emclaire Financial Corp.
             David L. Cox or Shelly L. Rhoades, 724-867-2311